Exhibit 99.1

MILLS MUSIC TRUST

C/O HSBC BANKS U.S.A.

452 FIFTH AVENUE

NEW YORK, NY 10018-2706

December 20, 2017

Quarterly Distribution Report No. 212

To the holders (the “Unit Holders”) of Trust Certificates representing interests (the “Trust Units”) in Mills Music Trust (the “Trust”):

Enclosed you will find a check representing your share of a distribution by the Trust to the Unit Holders of record at the close of business on December 18, 2017.

This Quarterly Distribution Report relates to the payment received by the Trust from EMI Entertainment World Inc., attributable to the third quarter of 2017 (the “Q3 Distribution Period”).

The Trust received $293,264 ($1.0560 per Trust Unit) for the Q3 Distribution Period (the “Q3 Payment”), as compared to $277,299 ($.9985 per Trust Unit) for the payment attributable to the third quarter of 2016.

After receiving the Q3 Payment, the Trust paid $66,460 to third parties in connection with invoices for services rendered to the Trust, leaving a balance of $226,804 ($.8167 per Trust Unit). This balance is being distributed to the Unit Holders of record as of the close of business on December 18, 2017.

During the twelve month period ended December 31, 2017, the Trust’s aggregate distributions will amount to $595,328 ($2.1436 per Trust Unit), as compared to $607,852 ($2.1888 per Trust Unit) during the twelve month period ended December 31, 2016.

Additional computation details are set forth in the attached report.

The information contained in this Quarterly Distribution Report will be disclosed on a Form 8-K filed with the Securities and Exchange Commission (the “SEC”). The Trust’s SEC filings are available to the public over the internet on the SEC’s web site at http://www.sec.gov.

Very truly yours,

        MILLS MUSIC TRUST

The following is a computation of amounts available for distribution and/or the payment of administrative expenses of the Trust during the three months and twelve months ended December 31, 2017 and December 31, 2016 out of payments made to the Trust in connection with a deferred contingent purchase price obligation under the asset purchase agreement, dated December 5, 1964:

	Three Months Ended December 31, 2017		Per Unit*

Gross royalty income collected by EMI for the period	$868,424

Less: Related royalty expense	288,525
Amount deducted by EMI	249,338
Adjustment for copyright renewals, etc.	37,297

	575,160

Balance as reported by EMI	$293,264

Payments received by Trust	$293,264		$1.0560

Less: Fees and expenses to Registrar-Transfer Agent and other administrative expenses	66,460		.2393

Balance available for distribution	$226,804		$.8167

Distribution per Unit*		$.8167

*	Based on the 277,712 Trust Units outstanding.

Three Months Ended December 31, 2016		Per Unit	Twelve Months Ended December 31, 2017		Per Unit	Twelve Months Ended December 31, 2016		Per Unit

$789,607			$3,188,737			$2,977,968

248,106			1,306,552			1,203,767
225,173			900,127			835,562
39,029			95,893			105,391

512,308			2,302,572			2,144,720

$277,299			$886,165			$833,248

$277,299		$.9985	$886,165		$3.1909	$833,248		$3.0004

48,550		.1748	290,837		1.0473	225,396		.8116

$228,749		$.8237	$595,328		$2.1436	$607,852		$2.1888

	$.8237			$2.1436			$2.1888